Exhibit 10.2
Mutual Release
     This Mutual Release (the “Mutual Release”) is entered into as of July 3, 2008 (the “Effective Date”), by and between Massachusetts Biologic Laboratories of the University of Massachusetts Medical School (“MBL”) and Akorn, Inc. (“Akorn”) (each a “Party” and together the “Parties”).
Recitals
     WHEREAS, MBL as manufacturer and Akorn as distributor entered into an Exclusive Distribution Agreement for Tetanus-Diphtheria vaccine (“Td vaccine”) on March 22, 2007 (the “Exclusive Distribution Agreement”);
     WHEREAS, Akorn to date has not picked up shipments to fulfill Akorn’s purchase obligations through June 30, 2008;
     WHEREAS, Akorn has requested that its obligations to take delivery of Td vaccine under the Agreement be modified and reduced for the remainder of the Agreement’s term;
     WHEREAS, a dispute arose between the Parties whereby, among other claims, (a) MBL claimed that Akorn is or would be in breach of the Exclusive Distribution Agreement, and (b) Akorn claimed that it was mislead concerning the market for Td vaccine (collectively, the “Disputes”);
     WHEREAS, the Parties mediated their Disputes and related issues on June 26, 2008 with the Hon. Charles B. Swartwood III of JAMS;
     WHEREAS, the Parties have resolved all material aspects of their Disputes and related issues, and have memorialized this resolution in the agreement entitled “MBL-Akorn Binding Term Sheet — July 3, 2008” (the “Term Sheet”); and
     WHEREAS, as provided in sections 8 and 10 of the Term Sheet, the Parties wish to embody the rights and obligations set out in the Term Sheet (a) in a more formal mutual release, as set out below, and (b) in a more formal amendment to the Exclusive Distribution Agreement, which is being executed simultaneously with this Mutual Release (the “Amendment”);
     NOW, THEREFORE, the Parties agree as follows:
Release
1.	Definitions.

1.1	“Akorn Releasees” means Akorn and all of its present and former officers, directors, members, managers, shareholders, trustees, partners, subsidiaries, affiliates, parent companies, agents, representatives, insurers, employees, and attorneys and all of their respective predecessors, successors, heirs, executors, administrators, and assigns.

1.2	“Akorn Releasors” means Akorn and all of its present and former officers, directors, members, managers, shareholders, trustees, partners, subsidiaries, affiliates, parent companies, agents, insurers, representatives, employees, and attorneys and all of their respective predecessors, successors, heirs, executors, administrators, and assigns.

1.3	“MBL Releasees” means MBL and all of its present and former officers, directors, members, managers, shareholders, trustees, partners, subsidiaries, affiliates, parent companies, agents, representatives, insurers, employees, and attorneys and all of their respective predecessors, successors, heirs, executors, administrators, and assigns.

1.4	“MBL Releasors” means MBL and all of its present and former officers, directors, members, managers, shareholders, trustees, partners, subsidiaries, affiliates, parent companies, agents, insurers, representatives, employees, and attorneys and all of their respective predecessors, successors, heirs, executors, administrators, and assigns.

1.5	“Performance Obligation” means an obligation to perform under a contract. By way of example and not by way of limitation, the term “Performance Obligation” excludes non-contractual duties, such as duties in tort.
2.	MBL Specific Release. In consideration of Akorn’s release under Section 3 (Akorn Specific Release), the MBL Releasors hereby fully and forever release, remise, and forever discharge the Akorn Releasees of and from all claims, demands, disputes, or objections based in contract, tort, and other theories (contingent, accrued, mature, direct, derivative, subrogated, personal, assigned, discovered, undiscovered, inchoate, or otherwise), arising (i) out of the Disputes; (ii) out of the formation, negotiation, pre-Effective Date performance, or other pre-Effective Date activities or omissions concerning the Exclusive Distribution Agreement; and (iii) out of the Parties’ relationship with respect to Td vaccine through the Effective Date (collectively, the “MBL Release”); provided, however, that (by way of example and not by way of limitation) the MBL Release shall not apply (a) to Performance Obligations under the Amendment or (b) to Performance Obligations under the Exclusive Distribution Agreement that meet the following two criteria: the Performance Obligation (i) is not amended or altered by the Amendment; and (ii) is due on or after the Effective Date.

3.	Akorn Specific Release. In consideration of MBL’s release under Section 2 (MBL Specific Release), the Akorn Releasors hereby fully and forever release, remise, and forever discharge the MBL Releasees of and from all claims, demands, disputes, or objections based in contract, tort, and other theories (contingent, accrued, mature, direct, derivative, subrogated, personal, assigned, discovered, undiscovered, inchoate, or otherwise), arising (i) out of the Disputes; (ii) out of the formation, negotiation, pre-Effective Date performance, or other pre-Effective Date activities or omissions concerning the Exclusive Distribution Agreement; and (iii) out of the Parties’ relationship with respect to Td vaccine through the Effective Date (collectively, the “Akorn Release”); provided, however, that (by way of example and not by way of limitation) the Akorn Release shall not apply (a) to Performance Obligations under the Amendment or (b) to Performance Obligations under the Exclusive Distribution Agreement that meet the following two criteria: the Performance Obligation (i) is not amended or altered by the Amendment; and (ii) is due on or after the Effective Date.

4.	No Admission of Liability. This Mutual Release shall neither constitute nor be deemed or construed as an admission by Akorn of any breach of any obligation of any kind or nature owed to MBL. This Mutual Release shall neither constitute nor be deemed or construed as an admission by MBL of any breach of any obligation of any kind or nature owed to Akorn. This Mutual Release shall be construed solely for the purpose of settlement and compromise of disputed claims.

5.	Independent Judgment. The Parties agree and pledge that in making this Mutual Release, they rely on their own respective judgment, belief and knowledge, and not on any representations or statements made by any other Party, or any other Party’s officers, agents, representatives, or counsel. The Parties acknowledge that they have had the opportunity to consult with counsel of their choosing concerning the terms and conditions of this Mutual Release, and that the execution hereof is the free act and deed of each Party.

6.	Waiver of Breach. Waiver by any Party of any term and/or breach of this Mutual Release shall not be deemed or construed as a waiver of any other term and/or breach, whether prior, subsequent, or contemporaneous with this Mutual Release.

7.	Entirety of Mutual Release; Modification. The foregoing constitutes the entire agreement of the Parties with respect to the subject matter of this Mutual Release, and supersedes all prior and contemporaneous oral or written discussions, agreements, promises, or representations. This Mutual Release shall not be modified or amended except in a writing signed by all Parties.

8.	Construction of Mutual Release. The language of all parts of this Mutual Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either Party. Neither Party shall be deemed to be the drafting party of this Mutual Release for the purposes of construction and interpretation. Each Party acknowledges that no other Party, or any agent or attorney of any Party, has made any promise, representation, or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce it to enter into or execute this Mutual Release, and each Party acknowledges that it has not entered into this Mutual Release in reliance on any such promise, representation, or warranty not contained herein. As used in this Mutual Release, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

9.	Choice of Law; Forum Selection. This Mutual Release shall be construed as and governed by the laws of the Commonwealth of Massachusetts. Any action for breach of or to enforce this Mutual Release shall be brought exclusively in Suffolk County Superior Court, Massachusetts.

10.	Severability. If any provision of this Mutual Release is declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and any illegal or invalid part, term or provision shall be deemed not to be a part of this Mutual Release.

11.	Execution in Counterparts. This Mutual Release may be executed in one or more counterparts, each of which when so executed will be deemed to be an original, and all such counterparts together will constitute but one and the same instrument.

12.	Representation of Authority. Each Party agrees that the individual signing this Mutual Release on its behalf is duly authorized to do so, and that the signature of such individual hereon binds that entity for which the individual executes this Mutual Release.

13.	Confidentiality. The Parties understand and agree that the terms and conditions of this Mutual Release are and shall at all times remain confidential. Neither Party shall disclose the terms or conditions of this Mutual Release, except for required disclosures to: (a) tax advisors; (b) attorneys; (c) accountants; or (d) if required to do so by law, regulatory authorities, or legal process.
          In Witness Whereof, the Parties have caused this Mutual Release to be executed by their duly authorized representatives.

Akorn, Inc.		Massachusetts Biologic Laboratories of the University of Massachusetts Medical School

By:	/s/ Arthur Przybyl	By:	/s/ Donna M. Ambrosinno

	Arthur Przybyl		Donna M. Ambrosinno, M.D.
	President and CEO		Director

5